                                                                  Exhibit (9)(b)

                   MASTER TRANSFER AND RECORDKEEPING AGREEMENT


         AGREEMENT made as of the 29th day of December, 1998, by and between THE RIVERFRONT FUNDS (the "Fund"), having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and THE PROVIDENT BANK ("Provident") having its principal place of business at One East Fourth Street, Cincinnati, Ohio 45202.


                                 WITNESSETH THAT

         WHEREAS, the Fund desires Provident to perform certain services for the Fund and each of its Portfolios and Provident is willing to perform such services.

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, each party agrees as follows:

         1. SERVICES - Provident shall perform for the Fund and each Portfolio of the Fund the services set forth on Exhibit A which is attached hereto and made a part hereof. Provident shall also perform for each Portfolio of the Fund, without additional charge, any services which it customarily performs in the ordinary course of business without additional charge for any investment companies for which Provident acts as transfer agent, divided disbursing agent or shareholder servicing and recordkeeping agent.

         Provident shall perform such other services in addition to those set forth in Exhibit A hereto as the Fund shall request in writing. Any of the services to be performed hereunder, and the manner in which such services are to be performed, shall be changed only pursuant to a written agreement signed by the parties hereto.

         Provident will undertake no activity which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

         2. FEES - The Fund shall pay Provident for the services set forth in
Section 1 of this Agreement in accordance with and in the manner set forth in Exhibit B which is attached hereto and made a part hereof.

         3. EFFECTIVE DATE - This Agreement shall become effective as of the date set forth above.

         4. TERM - This Agreement shall be in effect until terminated in accordance with Section 16 hereof.

         5. USE OF PROVIDENT'S NAME - The Fund will not use Provident's name in any sales literature or other material in a manner not approved by Provident in writing before such use, unless a similar such use was previously approved. Notwithstanding the foregoing, Provident hereby consents to all uses of Provident's name which merely refer in accurate terms to Provident's name which merely refer in accurate terms to Provident's appointments hereunder or which are required by the Securities and Exchange Commission or a state securities commission, and, provided further, that in no case will such approval be unreasonably withheld or delayed.

         6. STANDARD OF CARE - Provident shall at all times use its best efforts and act in good faith and in a non-negligent manner in performing all services pursuant to this Agreement.

         7. UNCONTROLLABLE EVENTS - Provident shall not be liable for damage, loss of data, delays or errors occurring by reason of circumstances beyond its control including, but not limited to, acts of civil or military authority, national emergencies, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply. However, Provident shall keep in a separate and safe place additional copies of all records required to be maintained pursuant to this Agreement or additional tapes or discs necessary to reproduce all such records. Furthermore, at all times during this Agreement, Provident shall maintain an arrangement whereby Provident will have a backup computer facility available for its use in providing the services required hereunder in the event circumstances beyond Provident's control result in Provident not being able to process the necessary work at its principal computer facility. Provident shall, from time to time, upon request from the Fund provide written evidence and details of its arrangement for obtaining the use of such a backup computer facility. Provident shall use reasonable care to minimize the likelihood of all damage, loss of data, delays and errors resulting from an uncontrollable event, and should such damage, loss of data, delays or errors occur, Provident shall use its best efforts to mitigate the effects of such occurrence. Representatives of the Fund shall be entitled to inspect Provident's premises and operating capabilities within reasonable business hours and upon reasonable notice to Provident.

         8. INDEMNIFICATION - The Fund shall indemnify and hold Provident, its employees and agents harmless against any losses, claims, damages, judgments, liabilities or expenses (including reasonable counsel fees and expenses) resulting from (1) transactions which occurred prior to the date Provident began serving as Transfer Agent to the Fund; (2) action taken or permitted by Provident in good faith with due care and without negligence in reliance upon instructions received from the Fund in accordance with Section 9 hereof or with respect to the Fund, upon the opinion of counsel for the Fund, as to anything arising in connection with its performance under this Agreement or which arises out of the Fund's lack of good faith or willful misconduct; (4) the sale of shares in violation of any requirement of federal or state securities laws; or
(5) any act done or suffered by Provident with respect to the Fund in good faith with due care and without negligence in connection with its performance under this

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Agreement in reliance upon any instruction, order, stock certificate or other instrument reasonably believed by it to be genuine and to bear the genuine signature of any person or persons authorized to sign, countersign or execute same, and which complies with all applicable requirements of the Fund's current prospectus and statement of additional information, this Agreement and instructions (it being specifically agreed that, for the purpose of this indemnification, if any instruction received by Provident in accordance with
Section 9 hereof differs from the requirements set forth in the current prospectus or statement of additional information then, with regard to that difference, Provident need only comply with such instruction and not the current prospectus or statement of additional information) and other governing documents provided to Provident by the Fund. In the event Provident requests the Fund to indemnify or hold it harmless hereunder, Provident shall use its best efforts to inform the Fund of the relevant facts concerning the matter in question. Provident shall use reasonable care to identify and promptly notify the Fund concerning any matter which Provident believes may result in a claim for indemnification against the Fund, and shall notify the Fund within seven days of notice to Provident of the filing of any suit or other legal action or the institution by a government agency of any administrative action or investigation against Provident which involves its duties under this Agreement. The Fund shall have the election of defending Provident against any claim with respect to the Fund which may be the subject of indemnification or holding harmless hereunder. In the event the Fund so elects, it will so notify Provident and thereupon the Fund shall take over defense of the claim and, if so requested by the Fund, Provident shall incur no further legal or other expenses related thereto for which it shall be entitled to indemnity or holding harmless hereunder; provided, however, that nothing herein contained shall prevent Provident from retaining counsel to defend any claim at Provident's own expense. Except with the prior written consent of the Fund, Provident shall in no event confess any claim or make any compromise in any matter in which the Fund will be asked to indemnify or hold Provident harmless hereunder. Provident shall be without liability to the Fund with respect to anything done or omitted to be done, in accordance with the terms of this Agreement or instructions properly received pursuant hereto, if done in good faith and without negligence or willful or wanton misconduct, and in no event shall Provident be liable for consequential damages, lost profits, or other special damages, even if Provident has been informed of the possibility of such damage or loss by the Fund or by third parties. Notwithstanding the forgoing, Provident shall be liable to the Fund for any damage or losses suffered by the Fund as a result of a delay or negligence on the part of Provident in processing a purchase or liquidation transaction or in making payment to a shareholder of the Fund; it being agreed that, without in any way limiting Provident's liability for other transactions hereunder, such damages shall not be deemed to be consequential or special.

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         9. INSTRUCTIONS - Provident shall comply with all instructions issued by the Fund in the form prescribed below which are permitted or required under Exhibit A attached hereto. Wherever Provident takes action hereunder pursuant to instructions from the Fund, Provident shall be entitled to rely upon such instructions only when such instructions are signed by the President or Treasurer of the Fund or by an individual designated in writing by the President or Treasurer as a person authorized to give instructions hereunder. The Fund may waive the requirement that all instructions be in writing, if such waiver defines the occurrences not requiring written instruction, indicates the persons authorized to give such non-written instructions, and is signed by one of the persons pursuant to the immediately preceding sentence of this Section 9. In the event Provident obtains the Fund's written waiver, it may rely on non-written instructions received pursuant thereto.

         10. CONFIDENTIALITY - Provident agrees to treat all records and other information relative to the Fund and the Fund's shareholders confidentially, and Provident on behalf of itself and its employees agrees to keep confidential all such information, except, after prior notification to and approval by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Provident may be exposed to civil or criminal contempt proceedings, when requested to divulge such information by duly constituted authorities or when so requested by a shareholder of the Fund seeking information about his own or an appropriately related account.

         11. REPORTS - Provident will furnish to the Fund and to properly authorized auditors, examiners, investment companies, dealers, salesmen, insurance companies, transfer agents, registrars, investors and others designated by the Fund in writing, such reports at such times as are prescribed for each service on Exhibit A attached hereto.

         12. RIGHT OF OWNERSHIP - Provident agrees that all records and other data received, computed, developed, used and/or stored pursuant to this Agreement are the exclusive property of the Fund and that all such records and other data will be furnished without additional charge to the Fund in available machine readable data form immediately upon termination of this Agreement with respect to the Fund for any reason whatsoever. Furthermore, upon the Fund's request at any time or times while this Agreement is in effect, Provident shall deliver to the Fund at the Fund's expense any or all of the data and records held by Provident pursuant to this Agreement in the form as requested by the Fund. On the effective date of termination of this Agreement or, if later, on the date the Fund ceases to use Provident's services, Provident will promptly return to the Fund any and all records and other data belong to the Fund free of any claim or retention of rights by Provident.

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         13. REDEMPTION OF SHARES - The parties hereto agree that Provident shall process liquidations, redemptions or repurchases of shares of the Fund, as the agent for the Fund, in the manner described in the then current prospectus and statement of additional information for the Fund. Notwithstanding the foregoing, Provident shall be liable for any losses, damages, claims or expenses resulting from Provident's failure to obtain the appropriate signature guarantee with regard to any redemption or transfer processed by Provident unless Provident is authorized in writing by the Fund to waive such a requirement.

         14. SUBCONTRACTING - The Fund may require that Provident or Provident may, with the prior written consent of the Fund, subcontract with one or more of its affiliates or other persons to perform all or part of its obligations hereunder, provided, however, that, notwithstanding any such subcontract, Provident shall be fully responsible to the Fund hereunder.

         15. ASSIGNMENT - This Agreement and the rights and duties hereunder shall not be assignable by Provident or the Fund except by the specific written consent of the other party.

         16. TERMINATION - This Agreement may be terminated by Provident or not less than 180 days prior written notice to the Fund on by the Fund on not less than 90 days prior written notice to Provident. Upon such termination, Provident will use its best efforts to cooperate and assist in accomplishing a timely, efficient and accurate conversion to the person or firm which will provide the services described hereunder. This Agreement may be terminated by the Fund without the payment of any penalty, forfeiture, compulsory buyout amount or performance of any other obligation which could deter termination, provided, however, that for the purpose of this Section any amount due under Section 2 of this Agreement which is undisputed is not considered a penalty, forfeiture, compulsory buyout amount or performance of any other obligation which could deter termination.

         This Agreement may be terminated by the Fund after written notice to Provident by the Fund if there is a material breach or violation of this Agreement or if Provident fails to perform any of its obligations under this Agreement and the failure continues for more than thirty (30) days after the Fund gives notice of the failure to Provident or bankruptcy or insolvency proceedings of any nature are instituted by or against Provident.

         17. INSURANCE - Provident shall maintain throughout the term of this Agreement a fidelity bond(s) in an amount in excess of the minimum amount required to be obtained by the Fund pursuant to Rule 17g-1 under the Investment Company Act of 1940 (the "1940 Act") covering the acts of its officers, employees or agents in performing any and all of the services required to be performed hereunder. Provident agrees to promptly notify the Fund in writing of any material amendment or cancellation of such bond(s) and Provident shall at such times as the Fund may request, but at least once each year, notify the Fund of any claims made pursuant to such bond(s).

         18. AMENDMENT - This Agreement may be amended at any time by an instrument in writing executed by both Provident and the Fund, or each of their respective successors, provided that any such amendment will conform to the requirements set forth in the 1940 Act and the rules and regulations thereunder.

         19. NOTICE - Any notice shall be sufficiently given when sent by registered or certified mail to a party at the address of such party set forth above or at such other address as such party may from time to time specify in writing to the other party.

         20. SECTION HEADINGS - Section headings are included for con-venience only and are not to be used to construe or interpret this Agreement.

         21. INTERPRETIVE PROVISIONS - In connection with the operation of this Agreement, Provident and the Fund may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their combined opinions be consistent with the general tenor of this Agreement. Furthermore, Provident and the Fund may agree to add to, delete from or change the services set forth on Exhibit A to this Agreement. Each such interpretive or additional provision, and each addition, deletion or change is to be signed by the parties and annexed hereto, and no such provision, addition, deletion or change shall contravene any applicable federal or state law or regulation and no such provision, addition, deletion or change shall be deemed to be an amendment of any provision of this Agreement with the exception of Exhibit A hereto.

         22. GOVERNING LAW - This Agreement shall be governed by and its provisions shall be construed in accordance with the Laws of the State of Ohio.

         23. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS - The Riverfront Funds is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Riverfront Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Fund personally, but bind only the assets of the Fund, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with any of the Portfolios of the Fund must

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



look solely to the assets of the Fund belonging to such Portfolio for the enforcement of any claims against the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                  THE PROVIDENT BANK

                                  By:
                                     ------------------------------------------
                                      (name)                   (title)

                                  THE RIVERFRONT FUNDS

                                  By:
                                     ------------------------------------------
                                      (name)                   (title)

                              EXHIBIT A - SERVICES

         The services provided for in this Agreement shall be performed by Provident or any agent appointed by Provident pursuant to Section 14 of this Agreement under the name of The Provident Bank (Provident) and this name or any similar name or logo will not be used by Provident or its agents for any purposes other than those related to this Agreement or to any other agreement which Provident may enter into with the Fund or with companies affiliated with the Fund.

         The offices of Provident shall be open to perform the services pursuant to this Agreement on all days when the Fund is open to transact business.

         Provident will perform all services normally provided to investment companies such as the Fund and the quality of such services shall be equal to or better than that provided to the other investment companies serviced by Provident. With respect to the Fund, by way of illustration, but not limitation, these services will include:

         1. Establishing, maintaining, safeguarding and reporting on shareholder account information and account histories, (including registration, name and address recorded in generally accepted form, dealer, representative, branch, and territory information, mailing address, distribution address, various codes and specific information relating to (if applicable); level payments, letters of intent, insured redemption plans, account groupings for rights of accumulation discount processing, and for account group reporting for plan accounts and other accounts grouped for master sub-account reporting).

         2. Recording and controlling shares outstanding in certificate ("issued") and non certificate ("unissued") form.

         3. Maintaining a record for each certificate issued to include certificate number, account number, issued date, number of shares, cancelled date or stop date, where appropriate.

         4. Reconciling the number of outstanding shares of the Fund on a daily basis with the Fund and the Fund's custodian, promptly correcting any differences noted.

         5. Establishing and maintaining a trade file on behalf of the Fund based on trade information furnished to the transfer agent by the Fund or its distributors.

         6. Accepting and processing direct cash investments however received and investing such investments promptly in shareholder accounts.

         7. Passing upon the adequacy of documents properly endorsed and guaranteed submitted by or on behalf of a shareholder to transfer ownership or redeem shares.

         8. Transferring ownership of shares upon the books of each Fund.

         9. Redeeming shares and preparing and mailing redemption checks or wire proceeds as instructed.

         10. Preparing and promptly mailing account statements to the shareholder or such other authorized address and, when appropriate, as instructed by the Fund, to the dealer or dealer branch, whenever transaction activity effecting share balances are posted to the Fund's accounting that is of the type that should receive such statement.

         11. Checking surrendered certificates for stop transfer instructions.

         12.      Cancelling certificates surrendered.

         13. Issuing certificates as replacements for those cancelled, or as an original issue of additional shares or upon the reduction of an equal number of unissued shares.

         14. Maintaining and updating a stop transfer file, promptly placing stop transfer codes upon notification of possible loss, destruction or disappearance of a certificate. Upon receipt of proper documentation obtaining necessary insurance forms and issuing replacement certificates.

         15. Balancing outstanding shares of record with the custodian prior to each distribution and calculating and paying or reinvesting distributions to shareholders of record and to open trade receivables and free stock.

         16. Processing exchanges of shares of the Fund or Portfolio for another, calculating proper sales charges and collecting fees as required.

         17. Processing level payment liquidations according to plan instructions.

         18. Reporting to the Fund and its custodian daily the capital stock activities and dollar amount of transactions.

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



         19. Promptly answering inquiring from shareholders, dealers, Fund personnel, and others as requested in accordance with the terms of this Agreement as to account matters, referring policy or investment matters to the Fund.

         20. Mailing reports and special mailings, as directed by the Fund to all shareholders or selected holders or dealers.

         21. Providing services with regard to the annual or special meetings of the Fund, including preparation and timely mailing of proxy material to shareholders of record and others as directed by the Fund, and receiving, examining and recording all properly executed proxies and performing such follow-up as required by the Fund.

         22. Providing periodic listings and tallies of shareholder votes and certifying the final tally.

         23. Providing an inspector of elections at the annual or any special meeting of the Fund.

         24. Maintaining tax information for each account, deducting amounts where required and furnishing to the Fund, its shareholders, dealers and, when appropriate, regulatory bodies, the necessary tax information all in compliance with the various applicable laws.

         25. Maintaining records of account and distribution information for checks and confirmations returned as undeliverable by the Post Office.

         26. Maintaining records and reporting sales information for Blue Sky reporting purposes.

         27. Calculating and processing Fund mergers or stock dividends, as directed by the Fund.

         28. Maintaining all Fund records as outlined in the record and tape retention schedule delivered by the Fund.

         29. Reconciling all investment, distribution and redemption accounts.

         30. Providing for the replacement of uncashed distribution or redemption checks.

         31. Maintaining and safeguarding an inventory of unissued blank stock certificates, checks and other Fund records.

         32. Making available to the Fund and its distributors at their locations, CRTS which will provide immediate

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



                  electronic access to computerized records maintained for the Fund.

         33. Providing space and such technical expertise as may be required to enable the Fund and its properly authorized auditors, examiners and others designated by the Fund in writing to properly understand and examine all books, records, computer files, microfilm and other items maintained pursuant to this Agreement, and to assist as required in such examination.

         34. Mailing prospectuses to existing accounts on receipt of the first direct investment transaction after a new prospectus has been issued by the Fund.

         35. Mailing cash election notices when required prior to capital gains distributions.

         36. Maintaining information, performing the necessary research and producing reports required to comply with all applicable state escheat or abandoned property laws.

         With respect to each Portfolio of the Fund, the Transfer Agent will produce reports as requested by the Fund including but not limited to the following:

         Shareholder Account Confirmation                 As required

         Redemption Checks                                When redemption
                                                          is made

         Certificates                                     When requested

         Level payment checks                             On payment cycle

         Distribution checks                              As required

         Name and address labels (per                     As requested
         account registration)

         Proxy                                            When required

         1099                                             Annually

         1042-S                                           Annually

         Transaction journals                             Daily

         Record date position control                     Daily

         Daily and (monthly) cash proof                   Daily



         Daily (monthly) share proof                    Daily

         Daily master control                           Daily

         Blue Sky exception                             Daily

         Blue Sky master list                           Monthly and whenever
                                                        a new permit is issued
                                                        by a state

         Blue Sky sales reports                         Cycle as designated
                                                        in advance by
                                                        distributor

         Check register                                 Daily

         Account information reports                    When requested

         (Monthly) Cumulative Transaction               Monthly

         New account list                               Monthly

         Shareholder master list                        When requested

         Sales by State                                 Monthly

         Activities statistics                          Monthly

         Distribution journals                          As required

         Proxy tallies and vote listings                When requested

         Level payment account check                    Monthly
         reconciliation

         Dividend account check                         As required
         reconciliation

                                    EXHIBIT B


                                                   Dated:  December 29, 1998



                               THE PROVIDENT BANK

                     Transfer and Recordkeeping Fee Schedule

ANNUAL ACCOUNT SERVICE FEE - PER FUND TYPE
------------------------------------------

         MONEY MARKET - $24,000 annual minimum, includes the first 500 accounts.

         Open accounts over 500, $24.00 per year per account.
         *Closed accounts $12.00 per year.

         MONTHLY DIVIDEND - $20,000 annual minimum, includes the first 500 accounts.
         Open accounts over 500, $20.00 per year per account.
         *Closed accounts $10.00 per year.

         ALL OTHERS - $18,000 annual minimum, includes the first 500 accounts. Open accounts over 500, $18.00 per year per account.
         *Closed accounts $9.00 per year.

Fees are billed on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

MULTIPLE CLASSES OF SHARES
--------------------------

Classes of shares which have a different net asset value or pay different daily dividends will be treated as separate classes, and the fee schedule above, including the appropriate minimums, will be charged for each separate class.

RETIREMENT PLAN ACCOUNTS
------------------------

Retirement fees will be charged as follows:

                                                      If Paid    If Paid by
                                                      by Advisor  Account

Setup/Termination                                     $ 5.00       $10.00
Transfer Out                                          $15.00       $30.00
Annual Fee                                            $10.00       $20.00

FUND SERV/NSCC PROCESSING
-------------------------

Mutual Fund Transaction - Monthly Charge  .70/Item
(Minimum $250 and a Fund Family Maximum of $750)

*CLOSED ACCOUNTS
----------------

Accounts are considered closed accounts the month after closing through June of the following year.

ADDITIONAL SERVICES
-------------------

Extraordinary services, special reports or customized processing may be subject to additional fees, which will be quoted upon request.

OUT-OF-POCKET EXPENSES
----------------------

The Provident Bank shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth.

REIMBURSABLE EXPENSES

The Provident Bank shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to the following:

-        Postage and insurance
-        Overnight delivery service
-        Duplicating charges
-        Fax charges
-        Out of country or excessive telephone calls
- Hardware, software, telephone charges if inquiry access is requested
-        Supplies
-        Special 800 number
-        Checks or share drafts if a fund has check writing privileges
-        Cash Management Service Charges
         -Checks Deposited
         -Checks Returned
         -Incoming Wire Transfers
         -Outgoing Wire Transfers
         -ACH Items Received
         -ACH Items Originated
         -Checks Paid
         -Stop Payments
- Any expense The Provident Bank shall incur at the written direction of an officer of the Fund

THE PROVIDENT BANK                                THE RIVERFRONT FUNDS

By                                                 By
  --------------------------------                   --------------------------
     (name)                  (title)                 (name)             (title)

                                       B-7